Exhibit 99.1

More information:

James Hart, 203.956.8746 (O) 203.339.2578 (M)

AFFINION GROUP, INC. ANNOUNCES RESULTS FOR THE FIRST QUARTER

ENDED MARCH 31, 2010

ACHIEVES FIRST QUARTER ADJUSTED EBITDA OF $82.7 MILLION

INCREASES TRAILING TWELVE-MONTH ADJUSTED EBITDA TO $317.8 MILLION

STAMFORD, Conn., April 30, 2010 – Affinion Group, Inc. (“Affinion” or the “Company”), a global leader in customer engagement solutions that enhance and extend the relationship and loyalty of millions of consumers of financial service, retail, hospitality and e-commerce companies, announced today its financial results for the three month period ended March 31, 2010 (“first quarter”).

“We are very pleased with our performance this quarter, as at least some of the factors that have been negatively affecting our results over the past year – specifically the unfavorable claims rates in our domestic Insurance business, pay-through rates in the domestic Membership business and foreign exchange rates in our International business – have stabilized or shown signs of improvement,” said Nathaniel J. Lipman, Affinion’s Chief Executive Officer. “While it is premature to declare whether these overhangs are completely behind us, we anticipate solid performance for the remainder of this year and continue to expect our full year Adjusted EBITDA will be relatively flat as compared to 2009, as any increases in revenue beyond what we’ve forecast will be offset by higher investments in marketing and commissions.”

Results Highlights

Note: readers are urged to review the section entitled “Important Notes” at the end of this release for a description of certain items affecting the results, including a definition of the term “Transactions.”

First Quarter Net Revenues

•

Net revenues for the first quarter of 2010 were $343.2 million as compared to $334.0 million for the first quarter of 2009, reflecting an increase of 2.8%. Net revenues increased in both North America and International in the first quarter.

•

The increase in net revenues was due to the favorable effects of foreign exchange in International products net revenue, as well as higher Insurance and Package revenue due to a lower cost of insurance from lower claims experience and higher Loyalty revenue. These increases in net revenues were partially offset by lower net revenues in our Membership business.

First Quarter Operating Results

•	Adjusted EBITDA (as defined in Note (d) of Table 7) was $82.7 million as compared to $77.1 million for the first quarter of 2009.

•

Segment EBITDA for the first quarter of 2010 was $75.2 million as compared to $75.5 million for the first quarter of 2009, a decrease of $0.3 million, or 0.4%, as the higher net revenues were more than offset by higher operating costs and increased general and administrative expenses.

Segment Commentary

North America:

Membership products revenue decreased $4.7 million, from $177.6 million to $172.9 million, or 2.6%, as compared to the first quarter of 2009. Net revenues declined as a 10.6% increase in annualized revenue per average retail member was offset by lower retail member volumes. Membership Segment EBITDA increased $3.3 million, from $36.3 million to $39.6 million, or 9.1%, as compared to the first quarter of 2009, primarily due to lower marketing and commission expense due principally to a delay in the launch of a program with a significant client, which is now expected to commence in the second quarter of 2010.

Insurance and Package products revenue increased $4.2 million, from $83.6 million to $87.8 million, or 5.0%, as compared to the first quarter of 2009 primarily due to a lower cost of insurance as a result of lower claims experience coupled with a 9.7% increase in annualized revenue per supplemental insured. Insurance and Package Segment EBITDA declined $2.1 million in the first quarter, from $29.5 million to $27.4 million, or 7.1%, primarily due to higher marketing and commissions expense, which more than offset the higher net revenues.

Loyalty products revenue increased $1.9 million, from $17.3 million to $19.2 million, or 11.0%, as compared to the first quarter of 2009, primarily due to the revenue associated with the launch of a new client, which was only partially offset by decreases in revenue from contracts renewed at lower price points. Loyalty Segment EBITDA increased $0.4 million in the first quarter, from $5.1 million to $5.5 million, or 7.8%, as the higher net revenues were offset by higher associated product and servicing costs.

International:

International revenue increased $7.7 million, from $56.5 million to $64.2 million, or 13.6%, as compared to the first quarter of 2009 primarily due to higher revenue associated with new retail as well as $5.1 million of favorable foreign exchange impact associated with the weakening in the U.S. dollar. International Segment EBITDA increased $1.6 million, from $6.1 million to $7.7 million, or 26.2%, due primarily to the higher net revenues associated with new retail.

Selected Liquidity Data

Affinion has several debt instruments outstanding, including senior notes, senior subordinated notes, and senior secured credit facilities, which consist of a term loan facility and revolving credit facility that were amended and restated after the close of the quarter. For a more complete description of Affinion’s debt instruments at March 31, 2010, see the note in Table 2.

At March 31, 2010, Affinion had $303.0 million outstanding under the senior notes issued in 2005 and 2006 (net of discounts and premiums), $139.0 million outstanding under the senior notes issued in 2009 (net of discounts), $629.0 million outstanding under its term loan facility, and $352.6 million outstanding under the senior subordinated notes (net of discounts).

As of March 31, 2010, there were no outstanding borrowings under the Company’s revolving credit facility and $93.3 million was available for borrowing, after giving effect to the issuance of $6.7 million in letters of credit. Additionally, the Company had $58.4 million of unrestricted cash on hand.

On April 9, 2010, the Company and its parent company, Affinion Group Holdings, Inc., entered into a $1 billion amended and restated senior secured credit facility. The amended and restated senior secured credit facility consists of a five-year $125.0 million revolving credit facility and an $875.0 million term loan facility maturing in October 2016. The net proceeds of the term loan facility were used in part to refinance our existing senior secured credit facility, and the remainder may be used for working capital and other general corporate purposes, including permitted acquisitions and investments.

On a pro forma basis giving effect to the completion of the amended and restated senior secured credit facility, including the borrowings under the term loan facility, as if it had occurred on March 31, 2010, we would have had approximately $278 million of unrestricted cash on hand.

Call-In Information

Affinion will hold an informational call to discuss the results for the three-month period ended March 31, 2010 at 10:00 am (EDT) on Friday, April 30, 2010. The conference call will be broadcast live and can be accessed by dialing 1-866-394-8483 (domestic) or 1-706-758-1455 (international) and entering passcode 68565869. Interested parties should call at least ten (10) minutes prior to the call to register. The Company will also provide an on-line Web simulcast of its conference call at www.affinion.com/ir. A telephonic replay of the call will be available through midnight (EDT) May 3, 2010 by dialing 1-800-642-1687 (domestic) or 1-706-645-9291 (international) and entering passcode 68565869.

Important Notes

On October 17, 2005, Affinion Group Inc. completed the acquisition (the “Transactions”) of the marketing services division (the “Predecessor”) of Cendant Corporation (“Cendant”) pursuant to a purchase agreement dated July 26, 2005, as amended. Substantially all of the assets and liabilities of the Predecessor were acquired by Affinion in the Transactions.

The information presented in this release is a comparison of the unaudited consolidated results of operations for the three-month period ended March 31, 2010, and the unaudited consolidated results of operations for the three-month period ended March 31, 2009.

Purchase accounting adjustments made in 2005 as a result of the Transactions had a modest impact on Affinion’s results of operations for the three-month periods ended March 31, 2010, and 2009. For example, because deferred revenues were reduced in purchase accounting, net revenues recognized for periods following the Transactions were less than they otherwise would have been, with the majority of the impact of the purchase accounting adjustments recognized in 2005 through 2007. The effect of these purchase accounting adjustments on Affinion’s results of operations for the three-month period ended March 31, 2010, as compared to the three-month period ended March 31, 2009, was to decrease net revenues by $0.1 million and to decrease Segment EBITDA by $0.1 million.

About Affinion Group

As a global leader with more than 35 years of experience, Affinion Group enhances the value of its partners’ customer relationships by developing and marketing loyalty solutions. Leveraging its expertise in customer engagement, product development and targeted marketing, Affinion provides programs in subscription-based lifestyle services, personal protection, insurance and other areas to help generate increased customer loyalty and significant incremental revenue for more than 5,500 marketing partners worldwide, including many of the largest and most respected companies in financial services, retail, travel, and Internet commerce. Based in Stamford, Conn., the company has approximately 3,600 employees throughout the United States and in 12 other countries, primarily in Europe, and markets in 15 countries globally. Affinion holds the prestigious ISO 27001 certification for the highest information security practices, is PCI compliant and Cybertrust certified. For more information, visit www.affinion.com.

Safe Harbor Statement Under the U.S. Private Securities Litigation Reform Act of 1995

This press release may contain “forward-looking” statements as defined by the Private Securities Litigation Reform Act of 1995 or by the U.S. Securities and Exchange Commission (SEC) in its rules, regulations and releases. These statements include, but are not limited to, discussions regarding industry outlook, Affinion’s expectations regarding the performance of its business, its liquidity and capital resources, its guidance for 2010 and the other non-historical statements. These statements can be identified by the use of words such as “believes” “anticipates,” “expects,” “intends,” “plans,” “continues,” “estimates,” “predicts,” “projects,” “forecasts,” and similar expressions. All forward-looking statements are based on management’s current expectations and beliefs only as of the date of this press release and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those discussed in, or implied by, the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, risks related to general economic and business conditions and international and geopolitical events, a downturn in the credit card industry or changes in the techniques of credit card issuers, industry trends, foreign currency exchange rates, the effects of a decline in travel on the Company’s travel fulfillment business, termination or expiration of one or more agreements with its marketing partners or a reduction of the marketing of its services by one or more of its marketing partners, the Company’s substantial leverage, restrictions contained in its debt agreements, its inability to compete effectively, and other risks identified and discussed from time to time in Affinion’s reports filed with the SEC, including Affinion’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. Readers are strongly encouraged to review carefully the full cautionary statements described in these reports. Except as required by law, the Company undertakes no obligation to revise or update publicly any forward-looking statements to reflect events or circumstances after the date of this press release, or to reflect the occurrence of unanticipated events or circumstances.

Financial Tables and Other Data Follow

TABLE 1

AFFINION GROUP, INC.

UNAUDITED SUPPLEMENTAL DATA FOR SELECTED

BUSINESS SEGMENTS

The following table provides data for selected business segments.

Member and insured amounts in thousands, except dollars and percentages.

	Three Months Ended March 31,
	2010	2009
Affinion North America:
Membership Products—
Retail
Average Members(1)	6,891	7,461
% Monthly Members .	60.1%	47.1%
% Annual Members	39.9%	52.9%
Annualized Net Revenue Per Average Member(2)	$86.10	$77.86
Wholesale
Average Members(1)	1,994	2,471
Portion for service formerly retail and other (3)	1,845	2,001
Average Retail Members including wholesale formerly retail and other(3)	8,736	9,462
Insurance and Package Products—
Insurance
Average Basic Insured(1)	23,034	23,100
Average Supplemental Insured	4,470	4,601
Annualized Net Revenue Per Supplemental Insured(2)	$58.78	$53.59
Package
Average Members(1)	7,611	5,797
Annualized Net Revenue Per Average Member(2)	$8.61	$12.38
Affinion International:
International Products—
Package
Average Members(1)	16,844	16,234
Annualized Net Revenue Per Average Package Member(2)	$7.65	$6.99
Other Retail Membership
Average Members(1)	1,279	1,583
Annualized Net Revenue Per Average Member(2)	$39.54	$30.26
New Retail Membership
Average Members(1)	519	600
Annualized Net Revenue Per Average Member(2)	$96.51	$74.76
Fee for service formerly retail (3)	87	—
New Retail including formerly retail (3)	606	600
Global Membership Products:
Retail
Average Members(1) (4)	7,410	8,061
Annualized Net Revenue Per Average Member(2)	$86.83	$77.63
Average Retail Members including wholesale formerly retail and other(3) (4)	9,342	10,062

(1)

Average Members and Average Basic Insured for the period are each calculated by determining the average members or insureds, as applicable, for each month (adding the number of members or insureds, as applicable, at the beginning of the month with the number of members or insureds, as applicable, at the end of the month and dividing that total by two) for each of the months in the period and then averaging that result for the period. A member’s or insured’s, as applicable, account is added or removed in the period in which the member or insured, as applicable, has joined or cancelled.

(2)

Annualized Net Revenue Per Average Member and Annualized Net Revenue Per Supplemental Insured are each calculated by taking the revenues as reported for the period and dividing it by the average members or insureds, as applicable, for the period. Quarterly periods are then multiplied by four to annualize this amount for comparative purposes. Upon cancellation of a member or an insured, as applicable, the member’s or insured’s, as applicable, revenues, are no longer recognized in the calculation.

(3)	Certain programs historically offered as retail arrangements are currently offered as wholesale arrangements where the Company receives lower annualized price points and pays no related commission expense. Additionally, more recently, the Company has entered into other relationships with new and existing affinity partners, including arrangements where the affinity partner offers the Company’s membership programs at point of sale retail locations to their customers.
(4)	Includes International Operations New Retail Average Members.

TABLE 2

AFFINION GROUP, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF MARCH 31, 2010 AND DECEMBER 31, 2009

(In millions, except share amounts)

	March 31, 2010	December 31, 2009
Assets
Current assets:
Cash and cash equivalents	$58.4	$69.8
Restricted cash	35.7	35.0
Receivables (net of allowance for doubtful accounts of $0.7 and $0.4, respectively)	109.4	112.2
Receivables from related parties	9.1	10.9
Profit-sharing receivables from insurance carriers	83.0	71.8
Prepaid commissions	63.9	64.7
Income taxes receivable	11.2	2.2
Other current assets	47.1	53.1

Total current assets	417.8	419.7
Property and equipment, net	98.7	98.9
Contract rights and list fees, net	30.5	34.3
Goodwill	317.2	318.8
Other intangibles, net	470.3	474.4
Receivables from related parties	3.7	3.5
Other non-current assets	128.6	119.8

Total assets	$1,466.8	$1,469.4

Liabilities and Deficit
Current liabilities:
Current portion of long-term debt	$0.3	$20.2
Accounts payable and accrued expenses	315.1	281.4
Payables to related parties	16.4	14.7
Deferred revenue	190.5	199.1
Income taxes payable	7.4	6.6

Total current liabilities	529.7	522.0
Long-term debt	1,424.4	1,423.2
Deferred income taxes	43.3	34.6
Deferred revenue	27.8	30.5
Other long-term liabilities	65.4	65.9

Total liabilities	2,090.6	2,076.2

Commitments and contingencies

Deficit:
Common stock and additional paid-in capital, $0.01 par value, 1,000 shares authorized, and 100 shares issued and outstanding	281.7	285.5
Accumulated deficit	(918.0)	(905.2)
Accumulated other comprehensive income	11.0	11.7

Total Affinion Group, Inc. deficit	(625.3)	(608.0)
Non-controlling interest in subsidiary	1.5	1.2

Total deficit	(623.8)	(606.8)

Total liabilities and deficit	$1,466.8	$1,469.4

Note: The information presented in this release reflects the financial statement data and the results of operations of Affinion Group, Inc., (“Affinion”) and its consolidated subsidiaries, and does not include the $350 million senior unsecured term loan facility incurred by Affinion Group Holdings, Inc., as described in the Liquidity and Capital Resources section of the Form 10-K filed for the fiscal year ended December 31, 2009. As part of the financing for the Transactions, Affinion (a) issued $270.0 million in principal amount of 10 1/8% senior notes maturing on October 15, 2013 ($266.4 million net of discount), (b) entered into senior secured credit facilities consisting of a term loan facility in the principal amount of $860.0 million and a revolving credit facility in an aggregate amount of up to $100.0 million, and (c) entered into a senior subordinated bridge loan facility in the principal amount of $383.6 million. On April 26, 2006, $349.5 million of principal borrowings under the senior subordinated bridge loan facility were repaid using the proceeds from a private offering of $355.5 million aggregate principal amount of 11 1/2% senior subordinated notes maturing on October 15, 2015. Subsequently, on May 3, 2006, the remaining $34.1 million of principal borrowings under the senior subordinated bridge loan facility were repaid using the proceeds from another private offering of $34.0 million aggregate principal amount of 10 1/8% senior notes maturing on October 15, 2013. The senior notes were issued as additional notes under the indenture dated as of October 17, 2005. On June 5, 2009, Affinion issued $150.0 million of new 10 1/8% senior notes maturing on October 15, 2013 ($136.5 million net of discount) in a private placement transaction.

TABLE 3

AFFINION GROUP, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2010 AND 2009

(In millions)

	For the Three Months Ended
	March 31, 2010	March 31, 2009
Net revenues	$343.2	$334.0

Expenses:
Cost of revenues, exclusive of depreciation and amortization shown separately below:
Marketing and commissions	138.7	139.8
Operating costs	93.9	87.1
General and administrative	35.4	31.6
Depreciation and amortization	48.5	50.3

Total expenses	316.5	308.8

Income from operations	26.7	25.2
Interest income	3.5	0.2
Interest expense	(37.7)	(34.8)
Other expense	(1.8)	(8.2)

Loss before income taxes and non-controlling interest	(9.3)	(17.6)
Income tax expense	(3.2)	(2.5)

Net loss	(12.5)	(20.1)
Less: net income attributable to non-controlling interest	(0.3)	(0.2)

Net loss attributable to Affinion Group, Inc.	$(12.8)	$(20.3)

TABLE 4

AFFINION GROUP, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE THREE MONTHS ENDED MARCH 31, 2010 AND 2009

	For the Three Months Ended
	March 31, 2010	March 31, 2009
Operating Activities
Net loss	$(12.5)	$(20.1)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	48.5	50.3
Amortization of favorable and unfavorable contracts	(0.6)	(0.5)
Amortization of debt discount and financing costs	2.5	1.5
Unrealized loss on interest rate swaps	4.4	4.4
Unrealized foreign currency transaction loss	1.9	8.2
Stock-based compensation	2.2	0.6
Interest accretion on held-to-maturity debt securities	(2.0)	—
Deferred income taxes	9.5	(3.7)
Net change in assets and liabilities:
Restricted cash	(0.7)	0.4
Receivables	—	(16.2)
Receivables from and payables to related parties	(1.8)	2.6
Profit-sharing receivables from insurance carriers	(11.3)	13.0
Prepaid commissions	0.4	0.1
Other current assets	4.7	3.5
Contract rights and list fees	0.7	0.4
Other non-current assets	(5.7)	(4.0)
Accounts payable and accrued expenses	41.3	28.3
Deferred revenue	(8.9)	(5.0)
Income taxes receivable and payable	(8.1)	5.3
Other long-term liabilities	(3.3)	(1.6)
Other, net	2.7	(1.2)

Net cash provided by operating activities	63.9	66.3

Investing Activities
Capital expenditures	(9.8)	(7.5)
Restricted cash	(0.7)	0.5
Acquisition-related payments, net of cash acquired	(37.5)	(0.4)
Other investing activity	(1.0)	—

Net cash used in investing activities	(49.0)	(7.4)

Financing Activities
Repayments under line of credit, net	—	(30.0)
Principal payments on borrowings	(19.7)	(6.5)
Return of capital paid to parent company	(3.8)	(24.1)
Distribution to non-controlling interest	—	(0.6)

Net cash used in financing activities	(23.5)	(61.2)

Effect of changes in exchange rates on cash and cash equivalents	(2.8)	(1.4)

Net decrease in cash and cash equivalents	(11.4)	(3.7)
Cash and cash equivalents, beginning of period	69.8	36.3

Cash and cash equivalents, end of period	$58.4	$32.6

Supplemental Disclosure of Cash Flow Information:
Interest payments	$8.4	$10.7

Income tax payments	$0.6	$0.8

TABLE 5

AFFINION GROUP, INC.

UNAUDITED COMPARISON OF 2010 TO 2009 RESULTS

(In millions)

The following table summarizes our consolidated results of operations for the three months ended March 31, 2010 and 2009.

	For the Three Months Ended
	March 31, 2010	March 31, 2009	Increase (Decrease)
Net revenues	$343.2	$334.0	$9.2

Expenses:
Cost of revenues, exclusive of depreciation and amortization shown separately below:
Marketing and commissions	138.7	139.8	(1.1)
Operating costs	93.9	87.1	6.8
General and administrative	35.4	31.6	3.8
Depreciation and amortization	48.5	50.3	(1.8)

Total expenses	316.5	308.8	7.7

Income from operations	26.7	25.2	1.5
Interest income	3.5	0.2	3.3
Interest expense	(37.7)	(34.8)	(2.9)
Other expense	(1.8)	(8.2)	6.4

Loss before income taxes and non-controlling interest	(9.3)	(17.6)	8.3
Income tax expense	(3.2)	(2.5)	(0.7)

Net loss	(12.5)	(20.1)	7.6
Less: net income attributable to non-controlling interest	(0.3)	(0.2)	(0.1)

Net loss attributable to Affinion Group, Inc.	$(12.8)	$(20.3)	$7.5

TABLE 6

AFFINION GROUP, INC.

UNAUDITED OPERATING SEGMENT RESULTS

(In millions)

Net revenues and Segment EBITDA by operating segment are as follows:

	Net Revenues			Segment EBITDA (1)
	For the Three Months Ended March 31,		Increase (Decrease)	For the Three Months Ended March 31,		Increase (Decrease)
	2010	2009		2010	2009
Affinion North America
Membership products	$172.9	$177.6	$(4.7)	$39.6	$36.3	$3.3
Insurance and package products	87.8	83.6	4.2	27.4	29.5	(2.1)
Loyalty products	19.2	17.3	1.9	5.5	5.1	0.4
Eliminations	(0.9)	(1.0)	0.1	—	—	—

Total North America	279.0	277.5	1.5	72.5	70.9	1.6
Affinion International
International products	64.2	56.5	7.7	7.7	6.1	1.6

Total products	343.2	334.0	9.2	80.2	77.0	3.2
Corporate	—	—	—	(5.0)	(1.5)	(3.5)

Total	$343.2	$334.0	$9.2	75.2	75.5	(0.3)

Depreciation and amortization				(48.5)	(50.3)	1.8

Income from operations				$26.7	$25.2	$1.5

(1)	See Reconciliation of Non-GAAP Financial Measures on Table 7 for a discussion on Segment EBITDA.

TABLE 7

AFFINION GROUP, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

TO GAAP FINANCIAL MEASURES (UNAUDITED)

(In millions, except ratios)

Set forth below is a reconciliation of our consolidated net cash provided by operating activities for the twelve months ended March 31, 2010 and the three months ended March 31, 2010 and 2009 to our Adjusted EBITDA.

	For the Twelve Months Ended March 31, 2010(a)	For the Three Months Ended March 31,
		2010	2009
Net cash provided by operating activities	$100.4	$63.9	$66.3
Interest expense, net	121.2	34.2	34.6
Income tax expense	12.4	3.2	2.5
Amortization of favorable and unfavorable contracts	2.3	0.6	0.5
Amortization of debt discount and financing costs	(9.2)	(2.5)	(1.5)
Unrealized gain (loss) on interest rate swaps	0.9	(4.4)	(4.4)
Deferred income taxes	(17.7)	(9.5)	3.7
Interest accretion on held-to-maturity debt securities	6.3	2.0	—
Payment received for assumption of loyalty points program liability	(6.7)	—	—
Changes in assets and liabilities	95.5	(10.0)	(25.8)
Effect of the Transactions, reorganizations, certain legal costs, and net cost savings (b)	2.3	(0.4)	(0.7)
Other, net (c)	10.1	5.6	1.9

Adjusted EBITDA(d)(e)	$317.8	$82.7	$77.1

(a)	Represents consolidated financial data for the year ended December 31, 2009, minus consolidated financial data for the three months ended March 31, 2009 plus consolidated financial data for the three months ended March 31, 2010.

(b)

Effect of the Transactions, reorganizations, certain legal costs and net cost savings – eliminates the effects of the Transactions, legal expenses for certain legal matters and certain severance costs.

(c)

Other, net—represents the elimination of net changes in certain reserves, foreign currency gains and losses relating to unusual, non-recurring intercompany transactions, the loss from an investment accounted for under the equity method, consulting fees paid to Apollo and non-recurring costs related to acquistions.

(d)

Adjusted EBITDA consists of income from operations before depreciation and amortization further adjusted to exclude non-cash and unusual items and other adjustments permitted in our debt agreements to test the permissibility of certain types of transactions, including debt incurrence. We believe that the inclusion of Adjusted EBITDA is appropriate as a liquidity measure. Adjusted EBITDA is not a measurement of liquidity or financial performance under U.S. GAAP and Adjusted EBITDA may not be comparable to similarly titled measures of other companies. You should not consider Adjusted EBITDA as an alternative to cash flows from operating activities determined in accordance with U.S. GAAP, as an indicator of cash flows, as a measure of liquidity, as an alternative to operating or net income determined in accordance with U.S. GAAP or as an indicator of operating performance.

(e)

Adjusted EBITDA does not give pro forma effect to our acquisition of a marketing services and procurement services provider for a leading Italian financial institution that was completed in the fourth quarter of 2009. However, we do make such accretive pro forma adjustment as if such acquisition had occurred on April 1, 2009 in calculating the Adjusted EBITDA under our senior secured credit facility and the indentures governing our senior notes and senior subordinated notes.

TABLE 7 – cont’d

Set forth below is a reconciliation of our consolidated net loss for the twelve months ended March 31, 2010 and the three months ended March 31, 2010 and 2009 to our Adjusted EBITDA.

	For the Twelve Months Ended March 31, 2010(a)	For the Three Months Ended March 31,
		2010	2009
Net loss attributable to Affinion Group, Inc.	$(42.5)	$(12.8)	$(20.3)
Interest expense, net	121.2	34.2	34.6
Income tax expense	12.4	3.2	2.5
Non-controlling interest	1.0	0.3	0.2
Other expense, net	5.6	1.8	8.2
Depreciation and amortization	199.2	48.5	50.3
Effect of the Transactions, reorganizations and non-recurring revenues and gains (b)	(7.3)	(1.7)	(1.9)
Certain legal costs (c)	3.6	0.8	(0.2)
Net cost savings (d)	6.0	0.5	1.4
Other, net (e)	18.6	7.9	2.3

Adjusted EBITDA(f)(g)	$317.8	$82.7	$77.1

Interest coverage ratio(h)	2.73
Consolidated leverage ratio(i)	4.39
Fixed charge coverage ratio (j)	2.48

(a)

Represents consolidated financial data for the year ended December 31, 2009, minus consolidated financial data for the three months ended March 31, 2009 plus consolidated financial data for the three months ended March 31, 2010.

(b)	Effect of the Transactions, reorganizations and non-recurring revenues and gains – eliminates the effects of the Transactions.

(c)	Certain legal costs – represents the elimination of legal costs, net of reimbursements, for certain litigation matters.

(d)	Net cost savings – represents the elimination of severance costs incurred.

(e)

Other, net – represents the elimination of (i) net changes in certain reserves, (ii) stock-based compensation expense, (iii) foreign currency gains and losses relating to unusual, non-recurring intercompany transactions, (iv) the loss from an investment accounted for under the equity method, (v) non-recurring costs related to acquisitions and (vi) consulting fees paid to Apollo.

(f)

Adjusted EBITDA consists of income from operations before depreciation and amortization further adjusted to exclude non-cash and unusual items and other adjustments permitted in our debt agreements to test the permissibility of certain types of transactions, including debt incurrence. We believe that the inclusion of Adjusted EBITDA is appropriate as a liquidity measure. Adjusted EBITDA is not a measurement of liquidity or financial performance under U.S. GAAP and Adjusted EBITDA may not be comparable to similarly titled measures of other companies. You should not consider Adjusted EBITDA as an alternative to cash flows from operating activities determined in accordance with U.S. GAAP, as an indicator of cash flows, as a measure of liquidity, as an alternative to operating or net income determined in accordance with U.S. GAAP or as an indicator of operating performance.

(g)

Adjusted EBITDA does not give pro forma effect to our acquisition of a marketing services and procurement services provider for a leading Italian financial institution that was completed in the fourth quarter of 2009. However, we do make such accretive pro forma adjustment as if such acquisition had occurred on April 1, 2009 in calculating the Adjusted EBITDA under our senior secured credit facility and the indentures governing our senior notes and senior subordinated notes.

(h)

The interest coverage ratio is defined in our senior secured credit facility (Adjusted EBITDA, as defined, to interest expense, as defined). The interest coverage ratio must be greater than 1.90 to 1.0 at March 31, 2010.

(i)

The consolidated leverage ratio is defined in our senior secured credit facility (total debt, as defined, to Adjusted EBITDA, as defined). The consolidated leverage ratio must be less than 5.25 to 1.0 at March 31, 2010.

(j)	The fixed charge coverage ratio is defined in the indentures governing our senior notes and our senior subordinated notes (consolidated cash flows, as defined, which is equivalent to Adjusted EBITDA (as defined in our senior secured credit facility) to fixed charges, as defined).

Set forth below is a reconciliation of our consolidated net loss for the twelve months ended March 31, 2010 and the three months ended March 31, 2010 and 2009 to our Segment EBITDA.

	For the Twelve Months Ended March 31, 2010(a)	For the Three Months Ended March 31,
		2010	2009
Net loss attributable to Affinion Group, Inc	$(42.5)	$(12.8)	$(20.3)
Interest expense, net	121.2	34.2	34.6
Income tax expense	12.4	3.2	2.5
Non-controlling interest	1.0	0.3	0.2
Other expense, net	5.6	1.8	8.2
Depreciation and amortization	199.2	48.5	50.3

Segment EBITDA	$296.9	$75.2	$75.5

(a)

Represents consolidated financial data for the year ended December 31, 2009, minus consolidated financial data for the three months ended March 31, 2009 plus consolidated financial data for the three months ended March 31, 2010.